EXHIBIT 10.1

OCTUS ENERGY
License Agreement
Non-Exclusive License Agreement Between
Octus, Inc. and EcoNexus for
ENVIRONMENT IMPACT MANAGER TECHNLOGY

2/3/2010

PROPRIETARY AND CONFIDENTIAL

This is a non-exclusive license between Octus, Inc. and EcoNexus for the purpose of incorporating EcoNexus technology into Octus SmartPortal and related development efforts.

License Agreement for

Environmental Impact Manager Technology

This seven-year (7-year) non-exclusive license agreement (“Agreement”) is effective February 3, 2010 (“Effective Date”), by and between EcoNexus a California corporation having a principal place of business at 5071 Rodeo Circle, Antioch, California 94531 (hereinafter referred to as "Licensor"), and Octus, Inc., a Nevada corporation, having its principal place of business at 803 2nd St., Suite 303, Davis, California 95616 (hereinafter referred to as "Licensee").  Licensor and Licensee will be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

WHEREAS, Licensor is the sole owner of Technology identified as Environmental Impact Manager Technology (hereinafter referred to as "Technology");
WHEREAS, Licensor is the sole owner of proprietary technical information relating to use of Environmental Impact Manager Technology (hereinafter referred to as "Platform");
WHEREAS, Licensee desires to obtain a seven-year (7-year) non-exclusive license and thereafter a royalty-free right to employ and further develop the Technology and to use the Platform, (hereinafter referred to as "Technology") to make, have made, use, and sell products that can be prepared using the Technology;
WHEREAS, Licensee desires to develop and offer for sale Licensee-branded products and services based on Technology and incorporating Licensee’s own Intellectual Property;
WHEREAS, Licensor currently operates and is currently responsible for operation of Technology and is willing to extend present operating support for use by Licensee subject to the conditions and restrictions set forth below; and
NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Licensor and Licensee agree as follows:

Exhibit A	License Agreement

1.  DEFINITIONS

1.1.           For the purpose of this License Agreement, unless the context clearly or necessarily indicates otherwise, the following words and phrases shall have the meanings set forth below:
1.2.           "Affiliate" of a party means any corporation or other legal entity directly or indirectly controlling, controlled by or under common control of such party.
1.3.           “Cancellation Period” means that period that ends at the later of 60 days or such period as is mutually agreed to representing the period of initial development within which Licensee completes such development activities contained in Exhibit B to deliver initial products or services incorporating licensed Technology.
1.4.           "Effective Date" means the later of (a) the date when this Agreement is fully executed by the parties; or (b) the date development commences pursuant to development agreement contained in Exhibit B.
1.5.           “Fair Market Value" means the cash consideration which Licensee would realize from an unaffiliated buyer in an arm's length sale of a similar item sold in the same quantity and at the same time and place of the transaction.
1.6.           "Intellectual Property" means Intellectual Property arising out of Licensee's software development efforts.  The subject matter of Intellectual Property is described in Exhibit A.
1.7.           “Licensed Field of Use” means full field of use.
1.8.           "Licensed Method" means any process or method the use or practice of which, but for the license granted pursuant to this Agreement, (a) would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under Patent Rights, or (b) is covered by a claim in a pending patent application under Patent Rights.  As used in subsection (b) of this Paragraph 1.7, “covered by a claim in a pending patent application” means that such use or practice would, but for the license granted pursuant to this Agreement, constitute infringement, or contributory infringement, or inducement of infringement of such claim if such claim were issued.
1.9.           “Licensed Product” means any product or material, the creation, use, Sale, offer for Sale, or import of which would require the incorporation of the Technology.

OCTUS, INC.	CONFIDENTIAL

License Agreement

1.10.           “Licensed Service” means a service provided using Technology, including without limitation any such service provided in the form of contract development or other development performed by Licensee on behalf of a third party.
1.11.           “Licensed Territory” means worldwide.
1.12.           "License Year" means the one year period starting on the Effective Date of this Agreement and ending one calendar year later, and then each successive calendar year until the last day of the third License Year. A “License Month” is any Month that falls within a License Year.
1.13.           “Net Sales” means the gross invoice price charged by Licensee or a Sublicensee for Sales of Licensed Products and Licensed Services, less the sum of the following actual and customary deductions where applicable:  cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes when included in sales, but not value-added taxes assessed or income taxes derived from such sales; transportation charges; and, allowances or credits to customers because of rejections or returns.
1.14.           "Sale" or "Sales" shall mean any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer, or other disposition of the Licensed Product(s).  A Sale of Licensed Product(s) or Licensed Service(s) shall be deemed completed at the time that Licensee receives payment for such Licensed Products.  In determining the amount of Sales, Licensee may first deduct applicable returns and allowances, as well as charges for freight, handling, transportation, in-transit insurance, sales taxes, use taxes and other applicable taxes paid by Licensee with respect to the sale, use, lease, transfer or other disposition of Licensed Products ("Net Sales").
1.15.           "Technical Information" means the proprietary information developed, owned or controlled by Licensor as of the date of this Agreement relating to Technology and related systems, which Licensor is free to disclose, and which information is now known to Licensee, members of Licensor’s service providers, or which is disclosed to Licensee under this Agreement, including, without limitation, designs, drawings, reports, trade secrets, specifications, know-how and other technical information.  The subject matter of the Technical Information is described in Exhibit A.
1.16.           “Sublicense” means a sublicense under this Agreement.
1.17.           “Sublicensee” means a sublicensee under this Agreement.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

1.18.           “Sublicense Agreement” means a sublicense agreement under this Agreement.

 GRANT

2.1.           Subject to the limitations set forth in this Agreement, Licensor hereby grants to Licensee a seven-year (7-year) non-exclusive license and thereafter a royalty-free right to the Technology, including all source code and supporting materials and information required to further develop the Technology and incorporate such work into a Licensed Product, in the Licensed Field of Use in the Licensed Territory, to develop, use, offer for Sale, import, and Sell Licensed Products and Licensed Services.
2.2.           This non-exclusive license is subject to Licensor's reservation of a non-exclusive, nontransferable, irrevocable, paid-up license for itself and its Affiliates to practice or have practiced the Technology including without limitation, the right of Licensor to perform development for itself.
2.3.           The rights and licenses granted to Licensee herein, shall be effective as of the Effective Date.
2.4.           Licensee shall use reasonable commercial efforts to develop for commercial use and to practice the Technology as soon as reasonably possible, consistent with sound and reasonable business practices.
2.5.           Licensor shall use reasonable commercial efforts, consistent with sound and reasonable business practices, to support completion of deliverables identified in Exhibit B thereby enabling Licensee to sell Licensed Products and Licensed Services enabled by Licensed Technology.

3.  CONSIDERATION

3.1.           Upon completion of deliverables described in Exhibit B and immediately following Cancellation Period, Licensee shall authorize grant to Licensor and any such Licensor Affiliates as Licensor designates (“Designated Affiliates”) at Licensor’s discretion, a total of One Hundred Thousand (100,0000) restricted common shares of Octus, Inc., subject to the terms of the Stock Purchase Agreement contained in Exhibit C. During the Cancellation Period and prior to 30 days following the close of the Cancellation Period, Licensor shall execute or cause to be executed Stock Purchase Agreements by Licensor and any such Designated Affiliates. Licensor shall list all Designated Affiliates that will receive shares and the number of shares each Designated Affiliate shall receive in Exhibit D. If, for any reason not under control of Licensee, Designated Affiliates are unable to legally execute Stockholder Agreements contained in Exhibit C or shares may not be legally conveyed to Designated Affiliated according to schedule of assignments in Exhibit D, Licensor is responsible for making other such mutually agreed upon arrangements that have the effect of satisfying the intention of the designation and amending assignments in Exhibit D accordingly.  Shares shall be granted according to the terms of the Stock Purchase Agreement in Exhibit C within 15 days following receipt at Licensee’s place of business of fully executed Stock Purchase Agreements and authorization of stock grants pursuant to this paragraph.
OCTUS, INC.	CONFIDENTIAL

License Agreement

3.2.          Licensee will pay to the Licensor earned royalties (“Earned Royalties”) as follows:
(a)
In consideration for the grant of rights to Technology subject of this agreement and subject to Subparagraphs 3.2(b), 3.2(c), and 3.2(d) below, Licensee shall pay to Licensor a royalty of one and three quarters percent (1.75%) based upon Net Sales of Licensed Products during each License Year by Licensee (the "Running Royalty") for three (3) years. Thereafter, technology is available to Licensee for unrestricted, royalty-free for use.

(b)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a component (“Component”) or a combination product (“Combination Product”), and the Component is separately Sold by Licensee or a Sublicensee with a separate list price (“Component List Price”), the Earned Royalty due under this Paragraph 3.2 for Net Sales of the Combination Product will be calculated using the Component List Price rather than using the gross invoice price charged for the Combination Product.

(c)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a Component of a Combination Product, and the Component is not separately Sold by Licensee or a Sublicensee, then the Earned Royalty due under this Paragraph 3.2 for Net Sales of the Combination Product will be calculated using Component List Price as previously listed.

(d)
In the event a Licensed Service is Sold by Licensee or s Sublicensee as a part of a Sale of services (“Combination Services”), where the Combination Services include both Licensed Services and other services, and where such a Sale of Combination Services is invoiced as a single invoice without itemization as to the Licensed Services part of the Combination Services, the Licensee will inform the Licensor in writing and the Parties will agree to an appropriate pro-rata apportionment formula for such Sales of Combination Services.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

(e)
Earned Royalties shall be paid by Licensee monthly no later than ninety (90) days after the Licensed Product or Licensed Service or Combination Product or Combination Service is Sold by Licensee or Sublicensee. Earned Royalties shall be due on the sale of Licensed Product used or sold after termination of this Agreement when such Licensed Product was made during the term of this Agreement.

(f)
Earned Royalties shall be paid to Licensor in United States Dollars.  For converting royalties into United States Dollars any royalties that accrue in a foreign currency, the parties shall use the average of the closing buying rates of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the first business day of each month of the License Year for which royalties are payable.

(g)
Licensee's obligation to pay Earned Royalties shall continue until ninety (90) days after the last day of the third year of this agreement. Licensee shall notify Licensor of the date of first commercial sale of Licensed Product within each country in which sales are made within thirty (30) days of the date of such first sale.

3.3.           Royalty Payments shall be payable to "EcoNexus" and sent to:
EcoNexus
5071 Rodeo Circle
Antioch, California 94531

4.  REPORTING BY LICENSEE

4.1.           Licensee shall prepare monthly royalty reports setting forth sales of Licensed Products during the Month by Licensee or Sub Licensee.  These reports shall be delivered to Licensor with the Running Royalty payments within ninety (90) days following the end of each License Month. Each such royalty report will include at least the following:

(a)	The number of Licensed Products Sold;

OCTUS, INC.	CONFIDENTIAL

License Agreement

(b)	Gross revenue from Sale of Licensed Products and Licensed Services;

(c)	Net Sales pursuant to Paragraph 1.13;

(d)	Total Earned Royalties due Licensor; and

(e)	Names and addresses of any new Sublicensees along with a summary of the material terms of each new Sublicense Agreement entered into during the reporting quarter.

4.2.           If no Sales have occurred during the report period, a statement to this effect is required in the Royalty Report for that period.

5.  BOOKS AND RECORDS

5.1.           Licensee shall maintain full, true and accurate books of accounts and other records containing all particulars that may be necessary to ascertain and verify the royalties payable under this Agreement.  Upon Licensor's written request, Licensee shall permit independent Certified Public Accountants selected and paid for by Licensor to examine at reasonable times during regular business hours such of their records as may be reasonably necessary to determine the accuracy of any report and/or payment made under this Agreement. Said books and the supporting data will be open for five (5) years following the end of the calendar year to which they pertain for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement.  Such representatives of Licensor will be bound to hold all information in confidence except as necessary to communicate Licensee's performance with this Agreement to Licensor.
5.2.           To the extent practical and not inconsistent with any other provision herein, all reports and other documents provided hereunder and all calculations shall be made pursuant to generally accepted accounting principals as practiced by certified public accountants in the United States.

6.  IMPROVEMENTS OF LICENSEE

     Any improvements, patented or unpatented, made to the Technology by Licensee shall be the sole property of Licensee.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

7.  TRANSFER AND PROTECTION OF TECHNICAL INFORMATION

7.1.           Licensee acknowledges that Licensor considers the Technical Information to be proprietary information and Licensee agrees that it shall maintain the confidentiality thereof for five (5) years after the expiration or termination of this Agreement and use such Technical Information only within the scope authorized herein.
7.2.           Technical Information shall, where appropriate, be identified by placing a stamp thereon bearing the legend "EcoNexus Technology - Proprietary/Confidential."
7.3.           Notwithstanding paragraph 7.1 above, Licensee shall be permitted to disclose Technical Information to employees, suppliers, agents and other third parties if necessary for the sole purposes of analyzing, processing, developing, and selling Licensed Products pursuant to the terms of this Agreement; provided, however, that any such recipient of Technical Information shall be informed of the provisions of this Article 7 and shall agree in writing with Licensee to be bound to the confidentiality obligations pertaining to Technical Information under this Agreement.
7.4.           Subject to Paragraphs 7.5 below, each party will hold the other party's proprietary business and technical information, patent prosecution material and other proprietary information, including the negotiated terms of this Agreement, in confidence and against disclosure to third parties with at least the same degree of care as it exercises to protect its own data and license agreements of a similar nature.  This obligation will expire five (5) years after the termination or expiration of this Agreement.
7.5.           Nothing contained herein will in any way restrict or impair the right of Parties to use, disclose, or otherwise deal with any information or data which:
(a)
at the time of disclosure to a receiving party is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving party; or

(b)	the receiving party can show by written record was in its possession prior to the time of disclosure to it hereunder and was not acquired directly or indirectly from the disclosing party; or

(c)	is independently made available to the receiving party without restrictions as a matter of right by a third party; or

OCTUS, INC.	CONFIDENTIAL

License Agreement

(d)	is independently developed by employees of the receiving party who did not have access to the information disclosed by the disclosing party; or

(e)	is subject to disclosure under requirements of law.

7.6.           Should a third party inquire whether a license to Technology is available, Licensor may disclose the existence of this Agreement but will not disclose the name of Licensee unless Licensee has already made such disclosure publicly or unless Licensee otherwise consents.
7.7.           Parties agree to destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination of this Agreement.  However, each party may retain one copy of proprietary information of the other solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such proprietary information will be subject to the confidentiality provisions set forth in this Agreement.  Parties agree to provide each other, within thirty (30) days following termination of this Agreement, with a written notice that proprietary information has been returned or destroyed.

8.  TERM AND TERMINATION

8.1.           This Agreement, unless sooner terminated as provided herein, shall terminate upon the seventh anniversary of the Effective Date.
8.2.           Licensor may terminate this Agreement if any of the following occur:
(a)	Licensee is in arrears in payment of Earned Royalties due pursuant to this Agreement, and Licensee does not provide full payment immediately upon demand; or

(b)
Licensee files or has filed against it a petition or proceedings, under any bankruptcy, insolvency or similar law, or becomes insolvent, makes an assignment for the benefit of creditors, appoints or has appointed a receiver or trustee over its property.

8.3.           If either party fails to fulfill any material obligations under this Agreement or materially breaches any of the representations, warranties, or covenants contained herein, the non-breaching party may terminate this Agreement upon written notice to the breaching party as provided below.  Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement.  The party receiving notice of the breach shall have the opportunity to cure that breach within ninety (90) days of receipt of notice.  If the breach is not cured within that time, the termination will be effective immediately.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

8.4.           If Licensor terminates this Agreement under paragraphs 8.2, and/or 8.3, by reason of defaults by Licensee, Licensee shall cease using all Technology and at Licensor's request, return all Technical Information to Licensor, as well as any data generated by Licensee during the term of this Agreement which will facilitate the development of the Technology licensed hereunder.
8.5.           Licensee's obligation to pay royalties accrued under Article 3 hereof at the time of termination shall survive termination of this Agreement.  In addition, the provisions of Articles 9 and 13 shall survive such termination.
8.6.           Any failure on the part of either party to terminate hereunder shall not be deemed a condonation of such default or breach or a waiver of any future default or breach.
8.7.           Licensee will have the right at any time to terminate this Agreement in by giving notice in writing to Licensor. Such notice of termination will be subject to Article 22 (Notices) and termination of this Agreement will be effective ninety (90) days after the effective date of such notice.
8.9.           Termination of this Agreement by either party for any reason shall not affect and shall be without prejudice to the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement.
8.10.         Upon expiration of this Agreement, Licensee’s rights in the Technology shall be fully paid, provided Licensee has paid all Earned Royalties due to Licensor and has complied with all of its obligations under this Agreement.

8.11.         Any termination of this Agreement will not affect the rights and obligations set forth in the following Paragraphs:
Paragraph 1                      Definitions
Paragraph 8                      Books and Records
Paragraph 9                      Representations and Warranties
Paragraph 13                      Indemnification
Paragraph 17                      Governing Law and Jurisdiction
Paragraph 18                      Alternative Dispute Resolution

OCTUS, INC.	CONFIDENTIAL

License Agreement

9.  REPRESENTATIONS AND WARRANTIES

9.1.           Licensor represents, covenants and warrants that Licensor has the right to enter into this Agreement, to grant to Licensee all of the rights granted herein, and to perform all other obligations of this Agreement and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach or default with respect to any agreements to which Licensor is subject.
9.2.           Licensee hereby represents and warrants that the execution, and performance of this Agreement by Licensee and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a breach of or default with respect to the provisions of any agreements to which Licensee is subject and will not (i) violate any provision of any law or regulation applicable to Licensee, or any other judgment or decree of any court or other agency of any government binding on Licensee, or (ii) require any approval by, consent of, or filing with, any person, entity, or agency of any government.

  10.  DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE TECHNOLOGY LICENSED UNDER THIS AGREEMENT IS PROVIDED ON AN "AS IS" BASIS, AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATION OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

  11.  LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE, AND FURTHER INCLUDING INJURY TO PROPERTY, AS A RESULT OF BREACH OF ANY WARRANTY OR ANY MATERIAL OBLIGATION OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.  EACH PARTY ACKNOWLEDGES THAT THE FOREGOING SENTENCE REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS AGREEMENT, THAT SUCH VOLUNTARY RISK ALLOCATION WAS A MATERIAL PART OF THE BARGAIN BETWEEN THE PARTIES, AND THAT THE ECONOMIC AND OTHER TERMS OF THIS AGREEMENT WERE NEGOTIATED AND AGREED TO BY THE PARTIES IN RELIANCE ON SUCH VOLUNTARY RISK ALLOCATION.

  12.  INSURANCE

12.1.           Licensee shall, before any Licensed Products are sold and throughout the term of this Agreement, obtain and maintain at its own cost and expense from an insurance company with Moody's Rating of A, a Comprehensive General Liability (CGL) insurance policy that will include a standard product liability endorsement covering Licensee and any products sold by Licensee based upon practice of the Technology.  Such insurance policy shall name Licensor, its officers, directors, trustees, employees and agents as additional insureds.  Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failures of any kind based upon the practice of the Technology by Licensee or use of any product resulting therefrom.  Commercial Form General Liability Insurance (contractual liability included) shall have at a minimum the following limits:

Each Occurrence ....................................................$500,000
Products/Completed Operations Aggregate……$1,000,000
Personal and Advertising Injury ............................$500,000
General Aggregate ..............................................$1,000,000

12.2.           Licensee shall furnish Licensor a certificate of insurance evidencing same within ten (10) days prior to the sale of Licensed Product.  In no event shall Licensee practice the Technology or sell or permit the sale of Licensed Products prior to receipt by Licensor of such evidence of insurance.

OCTUS, INC.	CONFIDENTIAL

License Agreement

12.3.           Licensee shall notify Licensor in writing within thirty (30) days of any modification, alteration, cancellation or termination of any insurance policy issued to Licensee under this clause.  In the case of any cancellation, termination or other action adversely affecting the coverage required under paragraphs 12.1 and 12.2, Licensee shall obtain replacement coverage that complies with this Paragraph 12.  During any gap in coverage Licensee shall immediately cease selling Licensed Products until replacement coverage is obtained.  Failure to obtain, maintain and replace insurance as provided in this Paragraph 13 and the ongoing sale of Licensed Products with knowledge in a gap in insurance coverage shall provide Licensor with the immediate right to terminate this Agreement.

  13.  INDEMNIFICATION

     Licensee agrees to indemnify, defend and hold harmless Licensor, its Affiliates and the officers, directors and employees of each of them (the "Licensor Indemnified Parties") against any claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) incurred by or awarded against the Licensor Indemnified Parties based on or resulting from any act or omission of Licensee, and/or its Affiliates relating to this Agreement.  This obligation shall survive the termination of this Agreement.  Licensee and Licensor shall give each other prompt notice of each threat, claim or suit arising from such conduct, and Licensee shall have sole control over the defense and/or settlement of such threats, claims or suit. This indemnification will include, but not be limited to, any product liability.

  14.  NOTICES AND PAYMENTS

14.1.           All notices and payments under this Agreement will be deemed to have been fully given and effective when done in writing and delivered in person, or mailed by registered or certified U.S. mail, or deposited with a carrier service requiring signature by recipient, and addressed as follows:
To Licensor:                          EcoNexus
5071 Rodeo Circle
Antioch, California 94531
Attn:           CEO

Reports:                                 Same

Payments:                              Same

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

To Licensee:                         Octus, Inc.
803 2nd Street, Suite 303
Davis, CA 95616
Attn:           CEO

14.2           Either party may change its address upon written notice to the other party.

  15.  WAIVER

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

  16.  SEVERABILITY

The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

  17.  GOVERNING LAW AND JURISDICTION

This Agreement shall be interpreted and construed in accordance with the laws of the State of California.  The parties hereby consent and submit to the exclusive jurisdiction of the respective federal and state courts in and of the State of California.

  18.  ALTERNATIVE DISPUTE RESOLUTION

18.1.           In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle those conflicts amicably between themselves.  Within five business days of receiving written notice from a party that a dispute exists, the parties shall meet and negotiate in good faith for a period not to exceed one business day to resolve such dispute.  If good faith negotiation between the representatives does not result in resolution, each party shall nominate one representative having a position not less than vice president or his/her designee, to participate in additional good faith negotiations (“High Level Negotiations”) within ten business days after the first negotiation.  If within thirty (30) days of the start of such High-Level Negotiations there is no resolution of the dispute, the parties shall each submit a written statement within five (5) business days to a third party mediator utilizing the services for voluntary mediation of technology licensing and contract issues.   The parties and the mediator shall meet within five (5) business days of the written submission for a non-binding mediation session.  The cost of mediation shall be shared equally by the parties.

OCTUS, INC.	CONFIDENTIAL

License Agreement

18.2.           Should the parties not resolve their issues by mediation within one hundred twenty (120) days of initiation of the mediation process, the dispute shall be subject to arbitration.  All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules.  All documents and correspondence in relation to those disputes shall be drafted in English and the arbitration shall be conducted in English.  The arbitrators to be appointed shall have a good working knowledge of the English language.  The place of arbitration shall be Sacramento, California, USA.  The arbitration award shall be final, binding and not subject to appeal and shall be enforceable in any court of competent jurisdiction.  The party in whose favor the arbitration award is rendered shall be entitled to recover the cost and expenses of the arbitration panel.  However, the parties own internal management time and costs (including the costs of the in-house counsel) and the costs of outside lawyers shall be borne by each party.

  19.  SCOPE OF AGREEMENT

19.1.           This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, whether oral or written, between the parties relating to the subject matter hereof.
19.2.           This Agreement may be altered or modified only by written amendment duly executed by the Parties.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.
Octus, Inc.	EcoNexus

By: Chris Soderquist	By: Glen Laughton
Title: CEO	Title: CEO
Date:	Date:

OCTUS, INC.	CONFIDENTIAL

EXHIBIT A

Technology Subject to this License

DEFINITIONS

The EcoNexus Environmental Impact Manager is a combination of hardware and software as a service components which provide an energy management system designed for global companies to see their location’s energy consumption or renewable energy generation by country/state or province/zip code/city/campus/building/floor/electrical panel board/circuit/device.  Information can be displayed yearly/monthly/daily/hourly/ or real-time.   EcoNexus EIM contains the world’s 1st double bottom line electric bill showing the hard dollar costs as well as the environmental impact equivalents.  These bills can be used for commercial tenants so they can stop paying for electricity by square footage; for department charge-backs; or for renewable energy power purchase agreements.  There is also an eco-marketing module utilizing the Google Earth interface to 3rd party validate the greenness of a company.  There are other features to the product, but these are the main ones.

The Intellectual Property license for the EcoNexus Environmental Impact Manager, however, is limited to a snapshot copy of the software portion of the system on the date this instrument is executed.  All hardware and related services to the EcoNexus Environmental Impact Manager are excluded from this contract. This snapshot includes all schemas, software, configurations, application programming interfaces, data models, software development kits, utilities, etc., necessary to operate EIM fully in the presence of appropriate hardware. Said hardware is not subject to this license.

Exclusion example: If branch circuit monitoring is needed by an Octus customer, then EcoNexus (the company) can be engaged in a partnering and profit-sharing fashion to provide the necessary designs, hardware, circuit tracing, installations, double bottom line billing services, eco-Marketing, etc. to fulfill the customer’s needs.  Compensation for those services will be separate from this agreement.

TECHNICAL INFORMATION

Technologies linked to the EcoNexus platform that may be used for Octus:

DB2 and part of the EcoNexus schema, the administrative part of the schema such as company/group of users, users, site, floor/suite and a few references table, the specific deployment part linked to EcoNexus monitoring would not be involved.

We will setup a prefix on Octus table necessary for their deployment such as "OCT_" to differentiate them from "EM_" (EM for EnergyMon, the original EcoNexus product name).

Some sourcing data primitive to get data from the data-warehouse supporting star schema will be used (nothing really transcendental, this is quite vulgar code with no IP value).

The reporting star schema to support Octus model would be different, except the geography dimension (we find those type of dimension in most data- warehouse solution).

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

The SOAP/web server infrastructure will be used but the data services pushing the data in the schema would be differentiable very easily.

The tools to develop bought or rented will be (Erwin and the graphic iLog Library).

By taking this development approach we would certainly bring the best of the existing solution with a minimal impact for each business. This level of independency guaranties the integrity of each solution in case of any commercial discordance.

UI control sets that may be commonly used for PHP-based systems:

  - dhtmlxGrid

  - dhtmlxTree (This is JavaScript components for grids and tree in admin

  - fckeditor for wysiwyg editor

  - jpgraph for php charts, smarty and medium libraries (php framework)

OCTUS, INC.	CONFIDENTIAL

Exhibit B

Refer to attached Independent Contractor Service Agreement between Stream2Peers and Octus, Inc.

OCTUS, INC.	CONFIDENTIAL

EXHIBIT C

Refer to attached Stock Purchase Agreement between Glen Laughton and Octus, Inc.

OCTUS, INC.	CONFIDENTIAL

EXHIBIT D

Schedule of Stock recipients pursuant to this agreement:

Recipient (“Designated Affiliate”)	Number of Shares to be Granted
Glen Laughton	100,000

Total	100,000

OCTUS, INC.	CONFIDENTIAL